Exhibit 10.1

OPERATING AGREEMENT
of
EverOn Energy LLC

This OPERATING AGREEMENT (this “Operating Agreement” or the “Agreement”) of EverOn Energy LLC, a Delaware limited liability company (the “Company” or the “JV”), dated as of September 30, 2025, is entered into by and among Hover Energy, LLC, a Delaware limited liability company (“Hover”), and Alternus Clean Energy Inc. (“Alternus”), and any other person who, after the date hereof, becomes a Member in accordance with the terms of this Operating Agreement (collectively with Hover and Alternus, the “Members”).

RECITALS

WHEREAS, Hover is in the business of i) developing distributed generation renewable energy projects featuring Hover wind turbines together with varied generation and storage technologies (“Microgrid Projects”) and ii) manufacturing and deploying proprietary wind turbine technology;

WHEREAS, Alternus is in the business of financing, management and operation of renewable energy projects;

WHEREAS, Hover owns or controls certain Microgrid Projects in various stages of development, more fully described on Exhibit A attached hereto and made a part hereof, (each, an “Initial Projects” and together, the “Initial Project Pipeline”), which Hover shall contribute to the Company on the Effective Date of this Agreement;

WHEREAS, Each of Alternus or Hover may mutually agree in writing with the JV to transfer to the JV for development Microgrid Projects that they originate and/or obtain control of in the course of their business after the Effective Date hereof (each a “Future Project”);

WHEREAS, On the Effective Date the Members entered into a membership purchase agreement whereby Alternus sold 49% of the Membership Interests in the Company to Hover (the “MIPA”); Following the execution of the MIPA, the entire issued and outstanding Membership Interest of the Company shall be held by the Members as follows: 49% owned by Hover and 51% owned by Alternus;

WHEREAS, Hover entered into a Strategic Alliance Ageement with an affiliate of Alternus (Alt Alliance LLC) on October 31, 2023, which provided for the provision of certain project evaluation and development services to Alt Alliance by Hover, which the parties intend to replace in its entirety with this JV. ;

WHEREAS, the Members wish to jointly finance and develop all Future Projects and Initial Projects (together, the “JV Projects”), based on a develop-to-own and/or develop-to-sell model;and

WHEREAS, the Members believe it to be advisable and in the best interests of the Company and the Members, for the purpose of creating provisions for the continuity and stability of the business and policies of the Company, to set forth its agreement with respect to the interests owned by the Members and the operations of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

Article I
The Company

1.1 Formation. Alternus has formed the Company for this purpose, as a limited liability company pursuant to, and in accordance with, the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.), as amended from time to time (the “Act”), by the filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware. Upon the effectiveness of this Operating Agreement, the Managers (as provided for in Article III) and any other person designated by the Managers is hereby designated an “authorized person” within the meaning of the Act to execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Office of the Secretary of State of the State of Delaware.

1.2 Name. The name of the Company shall be “EverOn Energy LLC” and its business shall be carried on in such name with such variations and changes as the Board of Managers (as hereinafter defined) shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of i) financing and developing the JV Projects, and ii) engaging in such lawful activity for which limited liability companies may be formed, and exercising all powers and privileges now or hereafter granted to a limited liability company, under the Act, and doing any and all acts and things necessary, convenient, desirable or incidental to the foregoing purposes. The rights, powers, duties, obligations and liabilities of the Members and Managers (as hereinafter defined) and the Company will be determined in accordance with the Act and this Operating Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any of the Member, the Managers and the Company are different by reason of any provision of this Operating Agreement than they would be under the Act in the absence of such provision, then this Operating Agreement shall control to the extent permitted by the Act.

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1.4 Registered Office and Agent. The location of the registered office of the Company in the State of Delaware is 16192 Coastal Highway, Lewes, DE 19958. The Company’s registered agent at such address shall be Harvard Business Services.

1.5 Offices. The principal business office of the Company shall be located at such place within or outside the State of Delaware as the Managers may from time to time designate.

1.6 Term. Subject to the provisions of Article VI below, the Company shall have perpetual existence.

1.7 Entity Classification. It is the intent of the Company and the Members that the Company shall be treated as a partnership for US, federal, state, and local income tax purposes. Neither any Manager nor any Member shall make any election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

1.8 Company Subsidiaries. The JV shall incorporate two wholly owned subsidiaries, a US LLC and a UK LLC (the “Local OpCos”); and the JV Projects shall ultimately be held, developed, and financed by the Local OpCos or their dedicated wholly owned SPVs; the US LLC will hold JV Projects and their assets located in the US, and the UK LLC will hold JV Projects and their assets located in the UK. The JV and its Managers shall ensure that i) the Local OpCos shall be wholly owned and managed by the JV, ii) shall have no managers, directors or officers except for the JV, and iii) shall adopt Operating Agreements consistent with the JV’s project development obligaations described herein, including but not limited to Article IV hereof.

Article II
Members; CAPITAL STRUCTURE AND CONTRIBUTION

2.1 Capital Structure. The capital structure of the Company consists of one class of limited liability company interests (the “Membership Interests”). All Membership Interests shall be identical with each other in every respect. As of the Effective Date of this Agreement and the MIPA, each of the Members owns that percentage of the Company’s issued and outstanding unit Membership Interests set forth on Exhibit C attached hereto opposite each Member’s name.

2.2 Capital Contributions.

(a) Hover Contribution. As of the Effective Date of this Agreement and the MIPA, Hover has made a capital contribution consisting of the Initial Projects and Pipeline as set forth in Exhibit A, and Alternus has made a capital contribution consisting of the OASIS software.

(b) No Member shall be paid interest on its capital contribution, capital account or Membership Interests. A Member will not receive from the Company or out of Company property and has no right to withdraw or demand and the Company shall not return to a Member, any part of that Member’s capital contributions or capital account except as this Operating Agreement provides.

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2.3 The Members. The name, address, number of units, and percentage interest and capital contribution of the Members are set forth on Exhibit C hereto, as it may be amended from time to time. The Company may issue certificates to the Members representing their units if the Board so determines. Certificates, if issued, will bear appropriate restrictive legends. If the Company does not issue certificates representing units, then solely this Operating Agreement and the records of the Company will evidence ownership of Membership Interests.

2.4 Actions by the Members; Meetings. The Company shall be a manager-managed Company pursuant to Article III, and except as provided in this Agreement or required pursuant to the Act, Members shall not have authority or responsibility for the general oversight, business, operations, or affairs of the Company. Except as provided in this Agreement including Section 3.8, any action of the Members shall require the vote of Members holding a majority of the Membership Interests at a meeting of such Members. Meetings of the Members may be called at any time by any Member. Any action the Members may take by vote at a meeting may also be taken by written consent of Members that would otherwise be sufficient to authorize such action at a meeting.

2.5 Power to Bind the Company. No Member acting in its capacity as such shall have any authority to bind the Company to any third party with respect to any matter.

2.6 Admission of Members. No new members shall be admitted to the Company except as expressly provided and authorized hereunder.

2.7 Loans to the Company. The Company may borrow money from any Member or any Affiliate (as hereinafter defined) of a Member (each a “Member Loan”). Member Loans shall be debts due from the Company and shall not be treated as capital contributions (except to the extent required by the Act or the US IRC).

Article III
Management

3.1 Management by the Board of Managers. Except as otherwise expressly provided herein, the general oversight, decisions, business, operations, and affairs of the Company shall be managed by or under the direction of a board of managers of the Company (the “Board of Managers” or the “Board” and each member of the Board, individually, a “Manager”). The Managers shall not receive compensation from the Company for their services as Managers though the Managers or their respective affiliates may contract with the Company for services to the Company or its subsidiaries and receive compensation for such services. Each Manager shall receive reimbursement for reasonable expenses which they may incur in connection with their efforts in managing the business of the Company; provided that such expenses are reasonable and supported by adequate documentation and have been pre-approved by the Board. The Managers need not be Members.

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3.2 Composition of the Board of Managers. The Board of Managers shall be comprised of four Managers, two of whom shall be appointed by Hover and two of whom shall be appointed by Alternus, in each case, to serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. Either party may remove any Manager appointed by that party at any time, with or without cause. The Managers are set forth on Exhibit C-1 attached hereto, as it may be amended from time to time.

3.3 Resignation of Managers. The Managers may resign at any time upon written notice to the Company. Upon the resignation, removal, death or disability of a Manager, the Member that initially designated such Manager shall appoint a successor who shall serve the unexpired term of his or her predecessor in office.

3.4 Meetings of the Board; Action by the Board of Managers.

(a) Meetings of the Board of Managers shall be held at least monthly at such times and at such place or places as shall be determined by the Board, with written notice thereof delivered to each Manager, unless otherwise agreed to by the Board. A quorum for action by the Board shall consist of Managers representing at least 3/4 of the Board. Managers may participate in any meeting by means of conference telephone or similar communication medium if the Manager(s) participating in such meeting may hear one another for the entire discussion of the matter(s) to be voted upon; with participation in a meeting by telephone or similar communication medium constituting presence in person at such meeting. Each Manager shall be entitled to one vote on any matter to come before the Board for approval.

(b) Action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken and executed by at least a simple majority of the Board at which a quorum is present. In the event of a deadlock of the Board as to any matter to be acted upon, the Managers appointed by Hover and the Managers appointed by Alternus shall each designate an individual (each a “Manager Designee”) to represent them in good faith negotiations to resolve the deadlock. In the event that, after ten (10) days, the deadlock has not been resolved, the two Manager Designees shall present alternative solutions to their respective Members for review and re-vote by the Board. If a deadlock remains, then Alternus, as the owner of a 51% Membership Interest, shall cast the tie-breaking vote.

3.5 Standard of Care. The Managers and any Officers of the Company (as defined below) appointed pursuant to Section 3.2 shall owe to the Company and the Members duties of care and loyalty equivalent to those owed by the officers of a Delaware business corporation to such corporation and its stockholders.

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3.6 Officers. The Board of Managers may, from time to time, as it may deem necessary or advisable, appoint officers of the Company (each an “Officer”) and assign in writing titles (including, without limitation, Chief Executive Officer, President, Secretary, and Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, then the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation of duties to an Officer pursuant to this Section 3.6 may be revoked at any time by vote of the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed, for cause, at any time, by vote of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers are set forth on Exhibit C-2 attached hereto, as it may be amended from time to time.

3.7 Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members, the Managers or the Officers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a Manager or an Officer of the Company so long as the actions or omissions of such Member, Manager or Officer do not constitute conduct involving bad faith, willful or intentional misconduct or a knowing violation of law by such person.

3.8 Actions Requiring Approval of Members. Without the unanimous vote or written consent of all of the Members, the Company shall not, and shall not enter into any commitment to (and shall ensure that neither the Local OpCo’s nor their subsidiaries or affiliates shall not):

(a) amend, modify, or waive any provisions of the Certificate of Formation or this Operating Agreement; provided that the Board may, without the consent of the Members, amend its Certificate of Formation following any new issuance, redemption, repurchase, or Transfer (as hereinafter defined) of Membership Interests undertaken in accordance with this Operating Agreement;

(b) issue additional Membership Interests or other securities or, except in connection with a Permitted Transfer (as hereinafter defined), admit additional Members to the Company or approve any Transfer;

(c) incur any indebtedness in excess of $100,000, other than in the ordinary course of business, or guarantee any indebtedness, pledge or grant liens on any assets, assume, endorse, or otherwise become responsible for the obligations of any other Person, outside the ordinary course of business, either in a single transaction or series of related transactions, or in the aggregate at any time outstanding;

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(d) make any loan or advance to, or a capital contribution or investment in, any Person;

(e) enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of equity interests, or acquisition of assets) by the Company, other than in the ordinary course of business consistent with past practice and not in excess of $100,000;

(f) enter into or effect any transaction or series of related transactions involving the sale, lease, mortgage, pledge, license, exchange, otherwise transfer or dispose of all or substantially all of the property or assets of the Company, or other disposition (including by merger, consolidation, sale of equity interests, or sale of assets) by the Company.

(g) authorize a transaction involving an actual or potential conflict of interest between a Member and the Company;

(h) change the nature of the business of the Company; or

(i) dissolve, wind up, or liquidate the Company or initiate a voluntary bankruptcy proceeding involving the Company.

For purposes of this Operating Agreement, “Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

Article IV Microgrid project development obligations

The Members shall enter into the following agreements, and perform the following actions, in furtherance of the successful development and ultimate disposition of the Microgrid Projects owned and controlled by the JV:

4.1 Exclusive Development. The JV shall have the exclusive right to develop the JV Projects. JV Projects shall be owned and controlled exclusively by the JV regardless of their origination whether by a Member or third-party, and their management, development, and financing shall be governed in all cases by this Agreement, whether such JV Project is held directly, by a wholly owned subsidiary Local OpCo or dedicated SPV, or otherwise.

4.2 The Company shall enter into a Management Services Agreement (“MSA”) with each of the Members, attached hereto as Exhbiit D-1 pursuant to which they will provide the agreed personel to direct and manage the development activities of the JV related to each Project, in all cases under the direction of the Managers.

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4.3 The Company shall also enter into an Equipment Supply Agreement with Hover, attached hereto as Exhibit D-2.

(a) The ESA shall provide that:

●	JV to purchase all wind turbine equipment required for all Projects from Hover (to the extent Hover’s product line is applicable);

●	JV will directly source all equipment required for all Projects including any Hover equipment; and

●	Hover warrants and agrees that the prices, terms, and conditions for the equipment supplied under the ESA shall be no less favorable than those offered by Hover to any other customer for the same or comparable equipment sold under substantially similar terms and conditions. Should Hover offer more favorable prices, terms, or conditions to any other customer for such equipment, it shall promptly notify the JV in writing and offer the JV such more favorable terms and conditions, effective as of the date they are granted to such other customer.

4.4 Project Approval Process.

(a) Development Committee. The Company shall have a “Development Committee” consisting of four individuals, of whom 2 are designated by Alternus and 2 are designated by Hover; the Members shall designate individuals whose primary responsibilities and experience is in renewable energy project development. The Development Committee shall meet regularly as reasonably required (typically weekly) for the administration of its responsibilities below.

(b) Responsibilities. The Development Committee shall be primarily and directly responsible for the review and evaluation of prospective Microgrid Projects for acquisition, development, and/or financing by the JV, including but not limited to prospective Future Projects. The Development Committee shall also be primarily and directly responsible for monitoring the development of all JV Projects and making major operational and budgeting decisions therefor. The Board shall act as final decision maker and be arbitrator of any deadlocks of the Development Committee related to Project selection.

(c) Time is of The Essence. The Development Committee shall evaluate, and accept or reject, any prospective Microgrid Project promptly and in good faith, provided that in the case of any prospective Future Project, the JV shall have twenty (20) business days from the date such project isfirst introduced to the JV to evaluate, and accept or reject it. During such evaluation period, i) the Development Committee shall have the opportunity to assess and evaluate such Microgrid Project, visit the site proposed for such Microgrid Project and ask the potential customer, originating developer, or originating Member, as applicable, to provide such additional reasonable information and answer any reasonable questions in relation to such Microgrid Project, and, if applicable, the originating Member shall not sell, or offer for sale or negotiate the sale of, such Microgrid Project to any other potential buyers during this time. The Development Committee shall notify the Board in writing of its acceptance or its refusal of each prospective Microgrid Project. The Development Committee’s failure to accept a prospective Future Project in writing in the 20 business day period described above shall be considered a refusal by the JV. Any refusal by the JV of a prospective Future Project under this Section will entitle the originating Member to develop, or offer for sale, or discuss or negotiate the sale, to other third parties chosen in the sole discretion of the originating Member.

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Article V
INTELLECTUAL PROPERTY

5.1 Intellectual Property. All right, title and interest in and to inventions, software, improvements, know-how and/or technology, whether or not patentable or copyrightable (collectively, “Intellectual Property”), owned, created or developed by a Member or its affiliates are and will remain the property of such Member, and such Member or its affiliates shall have sole rights to any and all such Intellectual Property, except as mutually agreed in writing by the parties pursuant to a licensing agreement or other contract.

5.2 Joint Intellectual Property. All right, title and interest in and to Intellectual Property created or developed jointly by the JV (including but not limited to the Project Modelling Tool (“PMT”) aka OASIS jointly developed by the Members), or by the Members for the use of the JV, shall be jointly owned by Hover and Alternus (“JV IP”). Further, each Member Party agrees to grant to the Member an irrevocable, non-exclusive, royalty-free, non-transferable license for the use of such JV IP in perpetuity.

Article VI
ALLOCATION OF Profits AND Losses and Distributions

6.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board, in each case consistent with the Code. In each year, profits and losses and components thereof, including individual items of gross income, gain, loss, deduction or credit, shall be determined for each period in accordance with income tax accounting methods that the Board adopts for the Company consistently applied and will be allocated between the Members based on their Membership Interest ownership percentage. Notwithstanding any other provision of this Operating Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each fiscal year to the Member that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i) and “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)), if any, shall be allocated to and among the Members in accordance with their Membership Interests. This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback,” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”). All items of income, gain, loss, deduction, and credit of the Company shall be allocated between the Members for federal, state and local income tax purposes consistent with the manner that the corresponding items are allocated among the Members pursuant to this section, except as may otherwise be provided herein or under the Code.

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6.2 Distributions. The Company shall make distributions of available cash to the Members at the times, to be addressed by the Board at least quarterly, and in the aggregate amounts determined by the Board, all profits from operations of Projects owned by the JV. Such distributions shall be paid to the Members reflecting their Membership Interests at that time. Notwithstanding any provision to the contrary contained in this Operating Agreement, the Company shall not make any distribution to Members if such distribution would violate Section 18-607 of the Act or other applicable law. In the event that any non-cash assets of the Company are to be distributed in kind, such assets will be distributed on the basis of the then fair market value thereof as determined in good faith by the Board. In the case of a liquidation, dissolution or sale of the Company, any amounts available for distribution to Members will be distributed in accordance with Section 7.2. Notwithstanding anything to the contrary in this Operating Agreement, the Company may forego making distributions to the extent necessary or appropriate to provide for the retention and establishment of reserves of, or payment to Persons of, amounts that the Board determines are necessary or appropriate to provide for the Company’s business needs or to achieve the Company’s purposes (including the payment or the making of provision for the payment when due of the Company’s obligations including present and anticipated debts and obligations, capital expenditures, expense reimbursements, reasonable reserves for contingencies and setting aside amounts for acquisitions and investments).

6.3 Books and Records. The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Members and each of their duly authorized representatives shall have the right to examine the Company’s books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Board. The Company’s independent auditor, if any, shall be an independent public accounting firm used by Alternus as part of its SEC and PCAOB reporting obligations.

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Article VII

Events of Dissolution

7.1 Event of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) the unanimous authorization or written consent of the Members;

(b) the sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all of the assets of the Company;

(c) the bankruptcy, insolvency, or general assignment for the benefit of creditors, or any Member, or

(d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

7.2 Liquidation. The Company will terminate after its affairs have been wound up and its assets fully distributed in liquidation as follows after allocation of profit and loss pursuant to the provisions here:

(a) first, to the payment and discharge of all of the Company’s debts and liabilities, including any debts and liabilities owed to any Member, and to the expenses of liquidation;

(b) second, to the establishment of reserves to pay future costs or expenses that are reasonably anticipated to exceed cash available to pay such costs or expenses when due, as determined by the Board of Managers in their sole discretion;

(c) third, to each Member, according to their allocation of Distributions pursuant to Section 6.2.

7.3 Dissolution Activities. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs, and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Operating Agreement, and (ii) the Certificate of Formation shall have been cancelled in the manner required by the Act.

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Article VIII

Transfer of Interests in the Company

8.1 General Restrictions on Transfer.

(a) Except as permitted pursuant to Section 8.2, no Member shall Transfer (as hereinafter defined) all or any portion of its Common Interest in the Company, except with the written consent of all Members. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with provisions hereof. For purposes hereof, “Transfer” shall mean to sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Membership Interests or any interest (including a beneficial interest) therein; “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

(b) Notwithstanding any other provision of this Operating Agreement (including Section 8.2), each Member agrees that it will not Transfer all or any portion of its Membership Interests in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i)	except as permitted under the Securities Act of 1933, as amended (the “Securities Act”) and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)	if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3);

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(iii)	if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Act;

(iv)	if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes; or

(v)	if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended.

(c) Any Transfer or attempted Transfer of any Common Interest in violation of this Operating Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Common Interest for all purposes of this Operating Agreement.

(d) Except as provided herein, no Transfer (including a Permitted Transfer) of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee (including a Permitted Transferee) is admitted as a Member of the Company in accordance with the provisions herein.

(e) For the avoidance of doubt, any Transfer of a Common Interest permitted by this Operating Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Common Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Common Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

8.2 Permitted Transfers. The provisions of Section 8.1(a) shall not apply to any Transfer by any Member of all or any portion of its Membership Interests to any parent entity owning 100% of the equity of such Member (a “Permitted Transferee” and, any such Transfer to a Permitted Transferee, a “Permitted Transfer”).

Lock-up

8.3 Except for a Permitted Transfer, neither Member is entitled to Transfer, without the prior written consent of the other Members, all or any of its Shares prior to the 3 year anniversary of the date of this Agreement, unless such Transfer is permitted or mandatory under this Agreement.

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8.4 If a Member wishes to accept a bona fide offer in writing received from one or more Interested Purchasers for all or a part of the Shares held by it, it is obliged to (i) immediately give written notice to the other Member (Notice) of the receipt of such offer, and (ii) allow the other Member to purchase the Offered Shares from it in accordance with Article 7.5, it being understood that, if the Offered Shares have not been accepted by the other Member in accordance with Article 7.5, the Member may effect that the Offered Shares are sold and transferred to the Interested Purchaser in accordance with Article 7.5.

8.5 If a Member wishes to exercise its right of first refusal to accept the Offered Shares it is required to give written notice to the other Member within 2 (two) weeks from the date of receipt of the Notice that it wishes to purchase all or a portion of the Offered Shares, at the same price and conditions as offered by the Interested Purchaser. If after such procedure not all of the Offered Shares would be acquired, the Member may effect the sale and transfer of all (and not less than all) of the Offered Shares to the Interested Purchaser. If after such procedure all (and not less than all) of the Offered Shares are accepted by the other Member, the Member shall be obliged to procure that (the relevant portion of) the Offered Shares shall be transferred to the other Member within 2 (two) weeks after acceptance. If the other Member does not or not timely exercise its rights under this Article 7.5, it agrees to refrain from exercising any other rights it may have under the Articles in relation to any pre-emptive rights and to give all reasonable co-operation which the Member may require to effect the sale and transfer of the (relevant portion of the) Offered Shares to the Interested Purchaser.

Expert valuation

8.6 If a Member deems the purchase price offered in relation to the Offered Shares not to represent a fair market value, it may appoint a reputable valuator (Expert) who shall determine the Fair Market Value of the Shares. If the purchase price offered in relation to the Offered Shares is less than the Fair Market Value, the other Member shall reimburse such difference on a euro-for-euro basis.

Article IX

NON-COMPETITION AND NON-SOLICITATION

9.1 Each Member and its Affiliates hereby covenants that it shall not compete, directly or indirectly, with the JV Projects, nor solicit, negotiate, or enter into any agreement related to any JV Project, except through the JV (or its Local OpCo’s or wholly owned SPVs) or with the written consent of the JV.

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9.2 Each of the Members covenants and agrees with the Company that, during the term of this Agreement neither the Members nor any of their Affiliates shall, and shall ensure that their officers, managers or directors (whether alone or jointly with another person and whether directly or indirectly and whether as shareholder, partner, promoter, director, officer, agent, manager, employee or consultant in or to any other person), shall not:

(a) solicit or endeavor to entice away or discourage from dealing with the Company related to Microgrid Projects, any client, customer or supplier or other person, who is at the time of the purported solicitation, enticement or discouragement or was during the 12 (twelve) months prior thereto a client, supplier, or customer of the Company, except to the extent such person;

(b) supply or provide any services related to Microgrid Projects to any person who is at the time of the supply or provision or was during the 12 (twelve) months prior thereto a customer of the Company, except to the extent such Member has a documented business relationship with such person that pre-existed this Agreement;

(c) solicit, entice away or endeavor to entice away, engage, hire or employ, in each case directly or indirectly, any employee or independent contractor of the Company, except to the extent such employee was employed directly by such Member in the prior 12 months;

(d) use any of the Company's intellectual property rights for any purpose other than (i) for work performed for the Company in accordance with any relevant agreement and/or in the ordinary course of business, or (ii) pursuant to Section [5] or, (iii) with the prior written unanimous approval of the Members; and

(e) use and/or disclose to a third party any knowledge each Member has in relation to the Company in a manner that would have a material adverse effect on the Business Plan.

9.3 Each of the covenants contained in Article 9 shall be deemed to constitute a separate covenant and shall be construed independently of the others and each of these covenants shall remain valid in relation to each of the Members for the period that the relevant Member is a party to this Agreement.

9.4 Each of the Parties hereby agrees that each of the covenants contained in Article 9 is reasonable and necessary for the protection of each of the Member’s interests in the Company. If, however, a court of competent jurisdiction should determine that any of the covenants in Article 8 is unenforceable by reason of the given period of time or the geographic scope stated herein, then the period of time and/or geographic scope shall be reduced to the maximum period or scope which would be enforceable.

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Article X
Indemnification

10.1 Indemnification(a). To the fullest extent permitted by applicable law, any Members, any Affiliate of a Members, any officer, director, shareholder, partner, employee or member of a Member or of any Affiliate of such Member or any Manager, Officer or employee of the Company (each, a “Covered Person”) shall be entitled to indemnification from the Company for any loss, damage or claim (including any amounts paid in settlement of any such claims) including expenses, fines, penalties and counsel fees and expenses (collectively “Losses”) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company (or any of its affiliates) and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Operating Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Losses incurred by such Covered Person by reason of any action or inaction of such Covered Person which constituted fraud, gross negligence, or willful misconduct; provided, however, that any indemnity under this Section 10.1 shall be provided out of and to the extent of Company assets only, and no Member or Covered Person shall have any personal liability to provide indemnity on account thereof. For purposes of this Operating Agreement, “Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person and, for purposes of this definition, “control” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

Article XI
Accounting and Tax Matters

11.1 Inspection Rights. Upon reasonable notice from a Member, the Company shall afford the Member reasonable access during normal business hours to the corporate, financial, and similar records, reports, and documents of the Company, and shall permit the Member to examine such documents and make copies thereof.

11.2 Tax Matters Representative.

(a)  Appointment; Resignation. The Members hereby appoint [Alternus] as the “partnership representative” as provided in Section 6223(a) of the Code (the “Tax Matters Representative”). The Tax Matters Representative can be removed at any time by a vote of Members holding all of the Membership Interests of the Company. In the event of the resignation or removal of the Tax Matters Representative, the holders of all of Membership Interests of the Company shall appoint a new Tax Matters Representative.

(b)  Tax Examinations and Audits. The Tax Matters Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any federal, state, local, or foreign taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

(c)  Authority. The Tax Matters Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting administrative or judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

(d)  Indemnity of Tax Matters Representative. The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute fraud, gross negligence, or willful misconduct.

Article XII
Miscellaneous

12.1 Goodwill and Publicity. Neither Party shall (a) make any press release or public announcement relating to the specific terms of this Agreement or the Projects (except for filings, other statements or releases as may be required by applicable law or stock exchange rules), or (b) use any name, trade name, service mark or trademark of the other Party in any promotional or advertising material without the prior written consent of the other Party such consent not to be unreasonably withheld conditioned or delayed. The Parties shall coordinate and cooperate with each other when making public announcements regarding this Agreement or the Projects and each Party shall promptly review, comment upon and approve any publicity materials, press releases or other public statements before they are made.

12.2 Amendments. Amendments to this Operating Agreement and to the Certificate of Formation shall be approved by Hover and Alternus. An amendment shall become effective as of the date specified in the approval of Hover and Alternus or if none is specified as of the date of such approval or as otherwise provided in the Act.

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12.3 Severability. In the event that any provision of this Operating Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Members regarding this Operating Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Members with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

12.4 Dispute Resolution.

(a) Informal Resolution. In the event a dispute, controversy or claim arises hereunder, the aggrieved Party shall promptly provide written notification of the dispute, controversy or claim to the other Party within ten (10) days after such dispute, controversy or claim arises. In such event the Parties shall undertake to meet within fourteen (14) days (as such number of days may be extended by mutual agreement of the Parties) of a Party’s receipt of such notice such meeting to be attended by representatives of each of the Parties with decision-making authority regarding the dispute, controversy or claim to attempt in good faith to negotiate a resolution of the dispute, controversy or claim.

(b) Mediation; Arbitration. In the event that the Parties are unable to resolve any dispute, controversy or claim as contemplated by Section 12.3(a) above, the dispute, controversy or claim shall be subject to mediation. The Parties shall endeavor to resolve their claims by mediation which, unless the Parties mutually agree otherwise, shall be administered in accordance with the Construction Rules and Mediation Procedures of the American Arbitration Association in effect on the date mediation is requested. The Parties shall bear equally the fees and costs associated with the engagement of the mediator. The mediation shall be held in the State of New York, unless another location is mutually agreed upon. Any agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof. Any claim not resolved by mediation shall be subject to arbitration which, unless the Parties mutually agree otherwise, shall be administered in New York City in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association in effect on the date of the demand for arbitration. The award rendered by the arbitrator or arbitrators shall be final and binding and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The prevailing Party shall be awarded reimbursement for all reasonable attorneys’ fees, expert fees, and all other third-party costs incurred by the prevailing Party.

12.5 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Operating Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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12.6 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given:

(a) when delivered by hand;

(b) when received by the addressee if sent by a nationally recognized overnight courier;

(c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, but only if and to the extent explicitly acknowledged by the recipient; or

(d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.6):

If to Hover to:
Hover Energy LLC

5420 LBJ Freeway, Suite 350

Dallas, TX 75240

Attention: Chris Griffin
Email: cgriffin@hoverenergy.com

If to Alternus to:

Alternus Clean Energy, Inc.

17 State Street, Suite 4000

New York, NY 10004

Attention: Vincent Browne
Email: vb@alternusenergy.com

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12.7 Further Assurances. Upon the reasonable request of the other party, each party shall execute such further instruments, documents, and agreements, and shall give such further written assurances, as may be reasonably requested to carry into effect the intent and purposes of this Operating Agreement.

12.8 Interpretation. In construing this Operating Agreement, (a) the singular includes the plural and vice versa, (b) reference to any document means such document as amended, restated, or otherwise modified from time to time, (c) “include” or “including” means including without limiting the generality of any description preceding such term, (d) the word “or” is not exclusive, (e) references to this Operating Agreement or Sections or paragraphs of this Operating Agreement refer to this entire Agreement including all exhibits, schedules, and addendum attached hereto, as the same may be amended from time to time, and (f) headings and numberings contained herein are for convenience only and shall not affect the interpretation of this Operating Agreement.

12.9 No Presumption Against Any Party. Neither this Operating Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any party, whether under any rule of construction or otherwise. Each of the parties to this Operating Agreement has had an opportunity to review this Operating Agreement with counsel of its choosing, and therefore it will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties.

12.10 Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Operating Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

12.11 No Third-Party Beneficiaries. This Operating Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Operating Agreement.

12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement as of the day first above written.

HOVER ENERGY LLC

By:	/s/ Chris Griffin
Name:	Chris Griffin
Title:	Chief Executive Officer

AltERNUS CLEAN ENERGY, INC.

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Chief Executive Officer

[Signature Page to EverOn Energy LLC Operating Agreement]

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